Exhibit 10.104

U.S. DEPARTMENT OF ENERGY
Reimbursable (Funds-in) Agreement No.

1. Sponsor's Name and Address Save The World Air, Inc. 735 State Street, Suite 500 Santa Barbara, CA 93101		2. Reimbursable (Funds-In) Agreement No. (☒) New Award (☐) Modification No.
3. Agreement Title/Description: Viscosity Reduction Testing & Demonstration
4. Agreement Term: 1st of January 2012 through 31st of December 2016.

5.  Financial

Costs shall be determined on a Release by Release basis. Sponsor shall be responsible for 100% of Release costs, and submit checks payable to the Department of  Energy to:

U.S. Department of Energy
Naval Petroleum and Oil Shale Reserves-CUW
(NPR-3)
907 North Poplar, Suite 150
Casper, WY 82601

6. NPR/RMOTC, DOE Program Officer Doug Tunison 307-233-4836
7. Issuing Agency U. S. Department of Energy Naval Petroleum and Oil Shale Reserves- CUW (NPR-3) 907 North Poplar, Suite 150 Casper, WY 82601
8. Agreement Terms and Conditions This agreement consists of this form plus the following:		9. Sponsor Type
a.	Appendix A - General Terms & Conditions	☐ State Government	☐ Non-domestic Entity
b.	Appendix B - Patents/Technical Data Clauses (short form)	☐ Local Government	☒ Commercial Firm
c.	Appendix C - Operations Specifications	☐ Educational Institution	☐ Other
10. Sponsor Acceptance Cecil Kyte Chairman and CEO		11. Authorizing Official Clarke D. Turner Director, Naval Petroleum and Oil Shale Reserves-CUW
Signature /s/ Cecil Kyte Date January 25, 2012		Signature /s/ Clarke D. Turner Date February 6, 2012
Phone No. 877-872-7892 FAX No. 805-845-4377		Phone No. 307-233-4800 FAX No. 307-233-4852

APPENDIX A
General Terms and Conditions

1.      TERM. Performance of work under this Agreement may be terminated at any time by either party, without liability except as provided hereinafter, upon giving written notice to the other party. DOE shall terminate this Agreement only when DOE determines that such termination is in the best interest of the Government provided, that DOE shall have the right to terminate if the Sponsor shall have failed to advance the funds required by Paragraph 3 below within 90 days of DOE's execution of this Agreement. In the event of termination the Sponsor shall be responsible for DOE's costs through the effective date of termination, but in no event shall the Sponsor's cost responsibility exceed the total cost to the Sponsor as described in Paragraph 2 below.

2.      COSTING POLICY. DOE's costs shall be determined in accordance with DOE's policy for costing work it performs for others as set forth in 1-CPR Part 1009.

The total cost to the Sponsor for DOE's performance of work under each Release to this Agreement shall not, without the Sponsor's prior consent, exceed the estimated cost set forth in block 5 of each Release; provided however, DOE shall have no obligation to continue or complete performance of the work if the actual cost of such performance will exceed said estimated cost; and provided further, that said estimated cost shall not operate as a cost limitation of the obligations and liabilities assumed by the Sponsor under other provisions of this Agreement. DOE will provide notice as soon as reasonably practicable if the actual cost to complete performance will exceed the estimated cost so as to allow the Sponsor to elect to provide additional funding without an interruption in the performance of the work.

3.      FUNDING AND PAYMENT. The Sponsor shall provide sufficient funds in advance to reimburse DOE for costs incurred by DOE in causing its management to perform the work described in each Release to this Agreement, and DOE shall have no obligation to perform in the absence of adequate advance funds.

DOE will submit an invoice to the Sponsor for advance funding in the amount of the estimated cost of the work unless incremental funding is permitted. If the estimated period of performance exceeds 90 days and the estimated cost exceeds $25,000, the Sponsor may, with DOE's approval, advance funds incrementally. In such a case, DOE will initially invoice the Sponsor in an amount sufficient to permit the work to proceed for 90 days and thereafter invoice the Sponsor monthly so as to maintain a 90 day period that is funded in advance.

Payment shall be made directly to DOE, and the Sponsor shall identify DOE's Funds-In Agreement No. on the wire transfer or check and mail all checks for advance payment to the address identified in block 5 of this Agreement. Upon termination or completion, any excess funds shall be refunded by DOE to the Sponsor.

4.      PROPERTY. Unless the parties hereto otherwise agree all equipment and test apparatus procured with funds provided by the Sponsor shall be disposed of as directed by the Sponsor.

5.      PUBLICATION MATTERS. No publicity release (including news releases and advertising) relating to this Agreement and the work hereunder shall be issued by either party without prior coordination with the other party. Any technical paper, article, publication or announcement of advances generated in connection with work done under this Agreement during the period of performance of the Agreement or in the future, shall give credit to the Sponsor as a Sponsor of the work and shall contain DOE's standard publication disclaimer statement (copy furnished upon request).

6.      GENERAL DISCLAIMER. Neither the Government, DOE, the research center, nor persons acting on their behalf makes any warranty, express or implied, (i) with respect to the accuracy completeness or usefulness of any information or data to be furnished hereunder, (ii) that the use of any such information or data may not infringe privately owned rights, (iii) that services information or data to be furnished hereunder will not result in injury or damage when used for any purpose, and (iv) that services information or data to be furnished hereunder will accomplish intended results or are safe for any purpose. Neither the Government, DOE, the research center, nor persons acting on their behalf will be responsible to the Sponsor for any injury to or death of person or for damage to or destruction of property of the Sponsor resulting from the performance of services or furnishing of materials hereunder.

7.      INDEMNITY. The Sponsor agrees to indemnify and hold harmless the Government, DOE, the research center, and persons acting on their behalf from (1) all liability, including costs and expenses incurred, resulting from the Sponsor's use or disclosure of any information in whatever form, furnished hereunder; and (2) all liability to any person including the Sponsor for injury to or death of persons or other living things or damage to or destruction of property arising out of performance by the Government, the DOE, the research center, or persons acting on their behalf, and not directly resulting from the fault or negligence of the Government, the DOE, the research center, or persons acting on their behalf, or arising out of the use of the services performed, materials supplied, or information given hereunder by any person including the Sponsor. The foregoing provisions shall have no application to public liability for nuclear incident as defined and provided for in the Atomic Energy Act of 1954, as amended.

8.      NONINTERFERENCE. The use of a DOE facility and/or its management in support of this Agreement can only be authorized on a noninterference basis, i.e., the work performed under this Agreement shall not interfere with work related to the prime mission of the facility. Although DOE commitment to this effort is equal to DOE missions programs, DOE programs may, for reasons related to national security or exigency, preempt effort in support of this Agreement. Accordingly, neither the Government, DOE, the research center, nor persons acting on their behalf will be responsible, irrespective of causes, for failure to perform services or furnish information or data hereunder at any particular time or in any specific manner.

9.      REPORTING REQUIREMENTS. Reports on the work shall be submitted to the Sponsor as described within each Release.

10.    PATENTS and CONFIDENTIAL INFORMATION. Terms and conditions regarding patents and confidential information are set forth in Appendix B, attached hereto and incorporated herein. Reference therein to "research center" means the NAVAL PETROLEUM AND OIL SHALE RESERVES-CUW (NPR-3) ROCKY MOUNTAIN OILFIELD TESTING CENTER (RMOTC), where the work under this Agreement is to be performed.

11.    COORDINATION. Except as otherwise directed by DOE all technical liaison with respect to the work funded by the Sponsor will be directly between the Sponsor and the research center. All other matters shall be coordinated with DOE. The personnel that have been designated as coordination representatives by the parties are as follows:

RMOTC Technical Contact:	RMOTC Administrative Contact:

Jeanette Buelt*	Doug Tunison
U. S. Department of Energy	U. S. Department of Energy
907 North Poplar, Suite 150	907 North Poplar, Suite 150
Casper, WY 82601	Casper, WY 82601
Phone: 307-233-4954	Phone: 307-233-4836
Fax: 307-233-4852	Fax: 307-233-4852
E-mail: Jeanette.Buelt@rmotc.doe.gov	E-mail: doug.tunison@rmotc.doe.gov

*An employee of Navarro Research and Engineering, a support service contractor to the Department of Energy.

Sponsor’s Technical Contact	Sponsor’s Administrative Contact

Bjorn Simundson	Cecil Kyte
Save The World Air, Inc.	Save The World Air, Inc.
735 State Street, Suite 500	735 State Street, Suite 500
Santa Barbara, CA 93101	Santa Barbara, CA 93101
Phone: 805-845-3581	Phone: 877-872-7892
Fax: 805-845-4377
Mobile: 805-705-4472	Fax: 805-845-4377
E-mail: simundson@stwa.com	E-mail: kyte@stwa.com

12.     FAR 52-203-1 OFFICIALS NOT TO BENEFIT (APR 1984).

(a) The Sponsor warrants that no person or agency has been employed or retained to solicit or obtain this agreement or understanding for a contingent fee, except a bona fide employee or agency. For breach or violation of this warranty, the Government shall have the right to annul this agreement without liability or, in its discretion, to deduct from the contract price or consideration or otherwise recover the full amount of the contingent fee.

(b) "Bona fide agency", as used in this clause, means an established commercial or selling agency, maintained by a sponsor for the purpose of securing business, that neither exerts nor purposes to exert improper influence to solicit or obtain Government contracts nor holds itself out as being able to obtain any Government contract or contracts through improper influence.

"Bona fide employee", as used in this clause means a person employed by a Sponsor and subject to the Sponsor's supervision and control as to time, place, and manner of performance, who neither exerts nor proposes to exert improper influence to solicit or obtain Government contracts nor holds out as being able to obtain any Government contract or contracts through improper influences.
"Contingent fee", as used in this clause, means any commission, percentage, brokerage, or other fee that is contingent upon the success that a person or concern has in securing a Government contract.

"Improper influence", as used in this clause means any influence that induces or tends to induce a Government employee or officer to give consideration or to act regarding a Government contract on any basis other than the merits of the matter.

13.     ALTERATIONS AND ADDITIONS. Alterations and additions, if any, as agreed to by the parties prior to execution of this Agreement are attached hereto and incorporated herein.

APPENDIX B
PATENTS AND TECHNICAL DATA CLAUSES
(SHORT FORM)

Clause I - Patent and Copyright Indemnity - Limited

The Sponsor shall indemnify the Government and its officers, agents, and employees against liability, including costs, for infringement of any United States patent or copyright arising out of any acts required or directed by the Sponsor to be performed under the Agreement to the extent such acts are not normally performed at the facility. Further, the foregoing indemnity shall not apply unless the Sponsor shall have been informed in a reasonable time by the Government of the suit or action alleging such infringement and such indemnity shall not apply to a claimed infringement which is settled without the consent of the Sponsor unless required by a court of competent jurisdiction.

Clause II - Confidential Information

It is understood that Government employees are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act, 18 USC 1905.

APPENDIX C
Operations Specifications

1.	Scope of Work

Work shall be performed in accordance with individual project specifications, utilizing the existing flow assurance infrastructure at RMOTC’s NPR-3 field site. This includes but is not limited to the East, South, and West loops, connected to create a continuous pipeline; storage tanks and pumping facilities; pigging equipment; earth moving equipment and other heavy machinery; and maintenance facilities.

2.	Environmental, Safety and Health

Participant shall comply with applicable Federal, State, and county environmental, safety and health laws, rules and regulations.

The Participant shall not dispose of any waste within the Naval Petroleum Reserve No. 3 (NPR-3) property.  Unless otherwise designated by the CRADA, all trash, refuse, debris, empty containers, and other waste shall be removed offsite and disposed in a manner approved by Federal, State, and County environmental requirements.

The Participant shall use work practices which prevent spills and minimize discharges and emissions to the environment.

The Participant shall be responsible for all cleanup and remediation, at his cost, of all material spills which occur as a result of his work practices or defective equipment.  The determination of when remediation has been satisfactorily completed shall be made by the DOE Contracting Officer, with input from the DOE Technical Assurance Director.

Participant shall request approval to bring chemicals and hazardous materials on site to Naval Petroleum Reserve No. 3 (NPR-3), using the RMOTC Chemical Approval Form from the RMOTC Chemical & Hazardous Material Management Plan.

Participant shall comply with all requirements for transportation / shipping of hazardous materials, as per 49 CFR Part 172.

While working at RMOTC, Participant shall exercise due diligence to 1) ensure Waste Minimization and Pollution Prevention, using industry best practices, 2) optimize Energy Efficiency and minimize Greenhouse Gases, and 3) conserve RMOTC’s Water Resources.

Every individual at RMOTC has Stop Work Authority to immediately stop work of any persons engaging in activity that place the safety or health of people or the environment in imminent danger.

Participant shall immediately notify DOE / RMOTC of any spills / releases or other environmental issues.

3.	Hazardous Material Identification and Material Safety Data

(a) "Hazardous material" is a substance or material that the Secretary of Transportation has determined is capable of posing an unreasonable risk to health, safety, and property when transported in commerce and has designated as hazardous under section 5103 of Federal hazardous materials transportation law (49 U.S.C. 5103).

(b) The offeror must list any hazardous material, as defined in paragraph (a) of this clause, to be delivered under each Release to this Agreement. The hazardous material shall be properly identified and include any applicable identification number, such as National Stock Number or Special Item Number, within the Joint Work Statement of each Release to this Agreement. This information shall also be included on the Material Safety Data Sheet submitted under each Release to this Agreement.

 (c) This list must be updated during performance of the Agreement whenever the Contractor determines that any other material to be delivered under this contract is hazardous.

(d) The successful offeror agrees to submit, for each item as required prior to award, a Material Safety Data Sheet, meeting the requirements of 29 CFR 1910.1200(g), for all hazardous material identified in paragraph (b) of this clause. Failure to submit the Material Safety Data Sheet prior to award may result in the successful offeror being considered non responsible and ineligible for award.

(e) If, after award, there is a change in the composition of the item(s), the Contractor shall promptly notify the Contracting Officer and resubmit the data.

(f) Neither the requirements of this clause nor any act or failure to act by the Government shall relieve the Contractor of any responsibility or liability for the safety of Government, Contractor, or subcontractor personnel or property.

(g) Nothing contained in this clause shall relieve the Contractor from complying with applicable Federal, State, and local laws, codes, ordinances, and regulations (including the obtaining of licenses and permits) in connection with hazardous material.

(h) The Government's rights in data furnished under this contract with respect to hazardous material are as follows:

(1) To use, duplicate and disclose any data to which this clause is applicable. The purposes of this right are to

(i) Apprise personnel of the hazards to which they may be exposed in using, handling, packaging, transporting, or disposing of hazardous materials;
(ii) Obtain medical treatment for those affected by the material; and
(iii) Have others use, duplicate, and disclose the data for the Government for these purposes.

(2) To use, duplicate, and disclose data furnished under this clause, in accordance with paragraph (h)(1) of this clause, in precedence over any other clause of this contract providing for rights in data.

(3) The Government is not precluded from using similar or identical data acquired from other sources.

 (i) Except as provided in paragraph (i)(2), the Contractor shall prepare and submit a sufficient number of Material Safety Data Sheets (MSDS's), meeting the requirements of , for all hazardous materials identified in paragraph (b) of this clause.

(1) For items shipped to consignees, the Contractor shall include a copy of the MSDS's with the packing list or other suitable shipping document which accompanies each shipment. Alternatively, the Contractor is permitted to transmit MSDS's to consignees in advance of receipt of shipments by consignees, if authorized in writing by the Contracting Officer.

(2) For items shipped to consignees identified by mailing address as agency depots, distribution centers or customer supply centers, the Contractor shall provide one copy of the MSDS's in or on each shipping container. If affixed to the outside of each container, the MSDS's must be placed in a weather resistant envelope.

4.	Safety and Accident Prevention

In performing work under this AGREEMENT the partner shall:

A.	Conform to the specific safety requirements established by this AGREEMENT;
B.	Comply with the safety rules of the Government installation that concern related activities not directly addressed in this AGREEMENT;
C.
Take all reasonable steps and precautions to prevent accidents and preserve the life and health of Partner personnel, government personnel and government contractor personnel performing or in any way coming in contact with the performance of this AGREEMENT;

D.	Take such additional immediate precautions as the government may reasonably require for safety and accident prevention purposes;
E.	Attend the pre-work safety orientation and all required safety meetings, and
F.	All AGREEMENT Partner personnel shall sign in and out of the field daily.

5.	Accident Report Procedures

In the event of an accident involving personnel or property, the Partner shall immediately report the incident to the RMOTC contact and follow up in writing, as required.

6.	Shut-down of Work for Safety/Health/Environmental Reasons

All RMOTC field personnel, both DOE and DOE Contractor, are required to attend a weekly safety meeting from 6:30 a.m. – 7:30 a.m. each Wednesday morning. RMOTC personnel will suspend their participation in the project at this time to attend the weekly meetings.

All DOE and DOE Contractor personnel have the authority to shutdown work for safety, health and/or environmental reasons.

7.	Safety Statistics Reporting

The Partner shall provide the following statistics to the to the RMOTC contact on a monthly basis during the time the Partner is on NPR-3:

A.	Total man-hours worked
B.	Total miles driven on NPR-3
C.	All accidents
D.	Number of vehicles used
E.	Days lost time due to an accident
F.	Property damage
G.	First aid cases
H.	Number of lost time accidents
I.	Vehicle accidents

8.	Foreign Visitor Approvals

RMOTC must comply with DOE O 142.3, Unclassified Foreign Visits and Assignments Program.

For the purposes of RMOTC, a foreign visitor is a person who was born outside the jurisdiction of the United States, is a citizen of a foreign government, and has not been naturalized under U.S. law.

Sufficient documentation of immigrant or nonimmigrant status, identity, and citizenship is required for all foreign visitors to RMOTC.  To that end, RMOTC requires any one of the following documents - Passport, Visa, or Green Card.

To reduce the possibility of delays, please submit a Passport, Visa, or Green Card for each foreign visitor a minimum of 30 days prior to their arrival at RMOTC.

Other NPR-3 RMOTC Site Restrictions Affecting Foreign Visitors.

▪	Visitors must receive safety orientation.
▪	Visitors must have valid identification (government issued) to show upon request and before receiving orientation card.
▪	Visitors must sign-in/sign-out.
▪	Visitors must be accompanied by a DOE employee or representative at all times unless otherwise noted in their site specific security plan.
▪	Visitors may not at any time visit or work alone at NPR-3 unless otherwise noted in their site specific security plan.
▪	Visitors may not have access to DOE computers or network during site visit unless pre-authorized by DOE management.

9.	Required Insurance

The Participant shall procure and maintain during the entire period of the AGREEMENT the following minimum insurance. Prior to commencement of work under this AGREEMENT the Participant shall furnish to the Contracting Officer a certificate or written statement of the required insurance. The policies evidencing required insurance shall contain an endorsement to the effect that cancellation or any material change in the policies adversely affecting the interests of the Government in such insurance shall not be effective for such period as may be prescribed by the laws of the State in which this AGREEMENT is to be performed and in no event less than thirty (30) days after written notice thereof to the Contracting Officer.

TYPE	AMOUNT
Workers Compensation & Occupational Disease	Statutory
Employer’s Liability Insurance	$100,000
Comprehensive General Liability	Bodily Injury $500,000 per occurrence
Automotive Liability	$200,000 per person $500,000 per occurrence for bodily injury $20,000 per occurrence for property damage

10.	Downtime

Projects may experience downtime. Costs for downtime caused by project related activities will be shared by RMOTC and the participant. For downtime due to RMOTC equipment, costs will be part of RMOTC’s costs. If downtime or other costs are incurred for work directed by the participant that is outside the AGREEMENT, then the participant shall be responsible for all associated costs.